UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 21, 2009

AVISTAR COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-31121	88-0463156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 1875 S. Grant Street, 10th Floor
San Mateo, California 94402
(Address of principal executive offices, including zip code)

(650) 525-3300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 -- Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Principal Operating Officer

On January 21, 2009, the Board of Directors of Avistar Communications Corporation appointed Mr. Michael Horn to the position of Vice President, Operations and Customer Support effective immediately.

Mr. Horn, 35, has been Avistar's worldwide Vice President, Operations and Customer Support since August 2007.  He joined Avistar in April 2007 as Director of Managed Services.  From January 2005 to April 2007, Mr. Horn worked as an independent technology and strategy consultant at Caddis Consulting that he founded to work with companies ranging from small venture-backed startups to Fortune 500 companies.  From May 2004 to January 2005, Mr. Horn was the Director, Product Management at Level 3 Communications. From May 2000 to May 2004, he served as Director, Engineering and Architecture at Virtela Communications.  Mr. Horn has a Bachelor of Science in Electrical Engineering from George Mason University and a MBA from University of Denver.

Mr. Horn will be eligible to participate in the Company’s year end bonus plan with individual performance metrics and the target bonus amount to be determined by the Compensation Committee at a future meeting.

(e) Compensatory Arrangements with Certain Officers

On January 21, 2009, the Compensation Committee of Avistar Communications Corporation approved the following compensation package for Elias MurrayMetzger, who was recently appointed as acting Chief Financial Officer of the Company:  (i) annual salary effective January 9, 2009 of $167,813, (ii) an additional stock option grant to purchase 48,000 shares of Common Stock at a price of $1.15 per share with standard vesting of 25% on the first anniversary of the date of grant, with an additional 1/12 vesting per quarter thereafter, subject to continued service, until the option is fully vested, and (iii) participation in the Company’s yearend bonus plan with individual performance metrics and the target bonus amount to be determined by the Compensation Committee at a future meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVISTAR COMMUNICATIONS CORPORATION

By:	/s/ Elias MurrayMetzger
Elias MurrayMetzger Acting Chief Financial Officer

Date:  January 23, 2009